WITHOUT PREJUDICE
SUBJECT TO CONTRACT
CONFIDENTIAL

SEPARATION AGREEMENT
DATED: 24 July 2019

This Agreement is entered into between:
(1) Ensco Global Resources Limited, (registered in England under no. 07098531) whose registered office is at 7 Albemarle Street, London, England, W1S 4HQ (“Ensco"); and
(2) Steve Brady (the "Executive").

The Parties acknowledge that the Executive has been employed by Ensco and/or its Affiliates since 31 December 2002. In order to achieve certainty and finality, it is the intention of the Executive and Ensco in entering into this Agreement that it shall operate to terminate the relationship between them and, in consideration of the settlement set out herein, provide a full and absolute and irrevocable release by the Executive of all current and future claims whether or not he has knowledge of them, whether or not they are in the contemplation of the Parties and whether or not they exist in fact or law, as at the date of this Agreement.

By signing this Agreement, Executive and Ensco hereby agree as follows:

1.Definitions and Interpretation

1.1 In this Agreement:

the "Adviser"	means Adrian Hoggarth of Jurit LLP, 4 Lombard Street, London, EC3 9HD;
"Affiliate"	means any company which is for the time being a subsidiary, subsidiary undertaking or holding company of Ensco, or a subsidiary or subsidiary undertaking of any such holding company (the terms "subsidiary" and "holding company" being defined as in section 1159 of the Companies Act 2006 and "subsidiary undertaking" being defined as in section 1162 of that Act) and, for the avoidance of doubt, shall include the Rowan Affiliates;
“Continued Payroll Date”	means the date that falls 60 days after the Effective Date;
“Effective Date”	means 11 April 2019, being the date on which the Effective Time (as defined in the transaction agreement entered into between Ensco plc and Rowan on October 7, 2018) occurred;
“Ensco plc”	means Ensco plc, a company registered in England under company number 07023598;
“Parties”	means both Ensco and Executive, and “Party” shall mean any one of them;
“Rowan”	means Rowan Companies plc, a company registered in England under company number 07805263; and

“Rowan Affiliates”	means Rowan and any company which is for the time being a subsidiary, subsidiary undertaking or holding company of Rowan, or a subsidiary or subsidiary undertaking of any such holding company (the terms "subsidiary" and "holding company" being defined as in section 1159 of the Companies Act 2006 and "subsidiary undertaking" being defined as in section 1162 of that Act).

1.2 References to any statute or any statutory provision shall, unless the context otherwise requires, be construed as including any subsequent or amended statute or any corresponding provision of such new or amended statute.

2. Termination of Employment.

2.1 Executive’s employment with Ensco will terminate on the earlier of: (i) 30 June 2020; and (ii) the date on which Executive no longer has a right to work in the UK (the “Termination Date”). The Parties acknowledge that it is expected that such termination will be by reason of redundancy. This Agreement is deemed as providing notice between Ensco and Executive. Ensco and Executive agree that the totality of the arrangements set out in this Agreement provide Executive with reasonable notice. Notwithstanding the foregoing the Executive’s employment with the Company may continue up to such other date as the Company may determine in writing.

2.2 The salary and benefits provided to Executive under his normal terms of employment (as amended by Section 4 below) will be paid by Ensco in the normal way up to and including the Termination Date, but thereafter will cease. For the avoidance of doubt, Executive shall not after the Effective Date be eligible to receive any new equity-based awards under any equity or long-term incentive plans of Ensco or an Affiliate.

2.3 Ensco will pay Executive, less all necessary deductions for income tax and social security contributions, an amount in lieu of any holiday entitlement accrued but untaken as at the Termination Date. Such payment will be sent by electronic transfer to the account nominated by the Executive for payroll purposes following the issuance of his P45 and within fourteen (14) days of the later of:

2.3.1 the Termination Date; or

2.3.2 receipt by the Ensco General Counsel of: (i) a copy of this Agreement signed by Executive together with the Adviser's certificate in Appendix 1 to this Agreement signed by the Adviser; and (ii) a copy of the Second Separation Agreement referred to in Section 9 of this Agreement signed by Executive together with the Second Adviser’s certificate referred to in Section 9 of this Agreement signed by the Adviser.

2.4 Executive will resign from his offices as director and/or Secretary of Ensco and any of its Affiliates with effect from the Effective Date. Executive confirms that he will execute such deeds, forms and documents as Ensco may request to ensure completion of such resignations and any other formal resignations/removals, including in respect of any trusteeship or nominee shareholding

2.5 Ensco will ensure that the Executive remains covered by directors’ and officers’ liability insurance for the period of six years after the Termination Date, subject to the terms of the applicable scheme as in force from time to time. Ensco gives no warranty as to the continued existence or extent of such cover.

3. Severance Benefits and Legal Costs

3.1. In consideration for Executive’s execution of, and required performance under, this Agreement, Ensco shall provide Executive with the cash payments and benefits set out in Section A of Annex A at the times set out therein. All payments shall be made subject to any necessary deductions for income tax and social security contributions and any other deductions required or authorised to be made by virtue of a statutory provision.

3.2 On the commencement of any proceedings by Executive against Ensco or any Affiliate or any other material breach of this Agreement by Executive, Ensco may, in its absolute discretion, require all or part of the Cash Severance (as defined in Section A-1 of Annex A) to be repaid if and to the extent that Ensco incurs any liabilities, losses, damages, costs or expenses as a result of or in connection with such proceedings or breach. Ensco may commence proceedings to recover such an amount as a debt owing from Executive. Executive agrees that this repayment provision is intended to be a genuine pre-estimate of the loss which may be suffered by Ensco or any Affiliate in such circumstances, and in no way constitutes a penalty.

3.3 Ensco will pay the reasonable costs of the Adviser, being costs incurred by Executive exclusively in connection with the termination of his employment, subject to its receipt of an invoice addressed to Executive and marked payable by Ensco in respect of those costs and subject to a maximum (excluding VAT but including all disbursements) of GBP £1,000.

3.4 Executive agrees that:

3.4.1. neither the execution of the transaction agreement entered into between Ensco plc and Rowan, dated October 7, 2018, nor the occurrence of the Effective Date will be considered a “Change in Control” for the purposes of the Change in Control Severance Agreement between Executive and Ensco plc, dated January 29, 2016 (the “CiC Agreement”); and

3.4.2.Executive shall have no further entitlement to any payments or benefits under the CiC Agreement and, to the extent Executive receives any payment or benefits under the CiC Agreement (each payment or benefit payable under the CiC Agreement being a “CiC Benefit”):

(a) if, subject to Section 3.4.2(b)(iii) below, Executive has not at the date of payment of a CiC Benefit received one or more of the payments or benefits (including any equity-based award or bonus payment) to which he is entitled under this Agreement (each payment or benefit payable under this Agreement being a “Severance Benefit”), the gross value of the relevant Severance Benefits still payable or owed shall be reduced by the gross value of the CiC Benefit received by Executive; and

(b) if at the date on which Executive receives a CiC Benefit either: (i) Executive has received all Severance Benefits; (ii) the gross value of the CiC Benefit exceeds the gross value of the remaining Severance Benefits; or (iii) the gross value of the remaining Severance Benefits cannot sensibly be reduced, he shall pay to Ensco (or another Affiliate, as Ensco may direct) an amount equal to the gross value of the CiC Benefit or, if applicable, an amount equal to the gross value of the CiC Benefit less the gross value of the remaining Severance Benefits.

4. Relationship until the Termination Date

4.1 Executive is employed by Ensco in the role of Senior Operations Advisor with effect from the Effective Date. Executive agrees that he will not hold himself out as Senior Vice President – Eastern Hemisphere, and will not make any representations to any person that this is his role. For the avoidance of doubt, this shall include updating any social media account operated by Executive, to reflect this change in role. The Parties agree that until the Continued Payroll Date, Executive will assist the smooth handover to the COO of his previous responsibilities held as Senior Vice President – Eastern Hemisphere (including without limitation the day-to-day operational performance, safety and profitability of all rigs within the Eastern Hemisphere).

4.2. Further to Section 4.1 above, with effect from the Continued Payroll Date until the Termination Date, Executive’s terms of employment shall be amended such that:

(a) subject to the requirements of Executive’s visa, Executive shall exercise such powers and perform such duties in relation to the business of Ensco or any Affiliate as may from time to time reasonably be vested in or assigned to him by Ensco. Executive will be flexible and willing to carry out additional, fewer or alternative duties as may reasonably be required of him from time to time;

(b)Executive will have no normal hours of work and will be required to work on an "as reasonably required" basis. His hours will vary according to the needs of Ensco. Ensco shall be under no obligation to provide him with work, or to provide him with a minimum number of hours work each day or week. If Ensco does offer him work in accordance with Section 4.2(a), he shall be obliged to accept it. Once he has accepted an offer of work: (i) he will be obliged to complete it; and (ii) he will be entitled to a minimum of such breaks as are required by the UK Working Time Regulations 1998;

(c) the provisions of Sections B and C of Annex A shall apply to Executive during the term of his employment and any time thereafter;

(d) Executive shall be entitled to total salary from the Continued Payroll Date until the Termination Date of USD$224,939 (“Notice Pay”), to be paid in equal monthly instalments in arrears on or before the last day of the calendar month for his services during his employment, at the rate of USD$ 17,303 per month, subject to any necessary deductions for income tax and social security contributions. For the avoidance of doubt, in the event that the Termination Date is prior to 30 June 2020, Executive shall be entitled to the balance of the Notice Pay that remains unpaid as at the Termination Date, such sum to be included in Executive’s final salary payment, subject to any necessary deductions for income tax and social security contributions. Notwithstanding the applicable exchange rate, Ensco will ensure that the Executive will receive no less than £13,300 per month following exchange rate conversion;

(e) Executive and his spouse shall be eligible for membership of any private health insurance or medical scheme operated by Ensco from time to time, at the level of cover existing as at the date of this Agreement, where it is reasonably practicable for Ensco to procure such benefits at reasonable commercial rates, subject to the eligibility requirements and terms of that scheme and of any related policy of insurance as in force from time to time. Such eligibility shall continue until 1 May 2020. Ensco reserves the right at any time to amend the terms of or withdraw the provision of any benefit under this Section 4.2(e). No liability will accrue to Ensco in the event that any of the benefits are unavailable to the Executive by virtue of any conditions or restrictions imposed by the provider of the benefits. Ensco shall be under no obligation to take any action to enforce the terms of or otherwise procure the provision of any benefit to Executive;

(f) Ensco shall continue to pay employer contributions into such pension scheme as is currently available to Executive at the same percentage rate and on the same timetable as currently applies, but such contribution shall be based on Executive’s amended salary as set out in Section 4.2(d) above.;

(g) Executive shall have no entitlement to be granted any cash bonus or award under the Ensco Cash Incentive Plan from the Effective Date or any year thereafter;

(h) Executive shall have no entitlement to be granted an equity award under the Ensco plc Long-Term Incentive Plan (or any other share option or share award scheme) from the Effective Date or any year thereafter; and

(i) Subject to Sections 2 and 3 above, Executive shall have no entitlement to any other benefits not set out in this Section 4.

4.3 Executive shall provide on request proof of continued eligibility to work in the UK (or such other jurisdiction as Ensco may require him to work in) at any time during the course of his employment. Executive must inform the Ensco General Counsel as soon as he becomes aware of any change in his status in regard to eligibility to work in the United Kingdom (or such other jurisdiction).

4.4. The provisions of this Section 4 are subject to any changes required to ensure Ensco complies with its duties under English law in respect of Executive’s right to work.

5. Employment Reference. Ensco shall, within seven (7) days of receipt of a request, provide an employment reference to any potential employers that consider the employment of Executive or seek information concerning the reasons for the departure of Executive, and make a request. Ensco will provide to any such potential employers the identity of the positions held by Executive and the dates of Executive’s employment with Ensco. This Section is subject to any legal obligations Ensco may have in respect of the contents of a written reference, and to the proviso that Ensco will cease to be obliged to provide a reference, whether written or oral, in the agreed terms if, after the signing of this Agreement, new facts come to Ensco’s attention which make the agreed reference materially incorrect.

6. Tax Consequences

6.1. Any further tax or social security contributions which may be payable in respect of any payment or benefit provided under this Agreement will be for Executive's own account and Executive agrees with Ensco that, to the extent that Ensco or any Affiliate is obliged to make any payment of, or in respect of, tax or social security contributions or of any fine, penalty or interest ("Taxes") in respect of any payment or benefit provided under this Agreement, Executive will promptly indemnify Ensco or the relevant Affiliate on an after-tax basis in full for any such Taxes (except any fine, penalty or interest charged solely by reason of any fault or delay by Ensco in dealing with an assessment for tax by any relevant authority). Ensco will endeavour to notify Executive at his last known address of any claim or demand that it has received in respect of any such Taxes, and afford Executive a reasonable opportunity and provide Executive with reasonable access to any documentation Executive may reasonably require to challenge or dispute such a claim or demand at his own expense.

7. Certain Continuing Obligations. Executive acknowledges and agrees that the post-termination restrictive covenants and obligations that apply to Executive as set forth in Section B of Annex A shall survive termination of the employment relationship and the execution of this Agreement, and Executive shall continue to fully honor his post-employment obligations.

8. Full and Final Settlement. Executive expressly agrees that the terms of this Agreement are in full and final settlement of:

(a) all and any claims, costs, expenses or rights of action of any kind whatsoever or howsoever arising (whether statutory, contractual, at common law or otherwise) whether known or unknown to the Parties, whether or not existing in fact or in law at the time of this Agreement and whether or not they are or could be in the contemplation of the Parties at the time of this Agreement (and whether arising in the United Kingdom or in any other country in the world) that he may have now or in the future against Ensco or any Affiliate or any of their officers, shareholders or employees relating to or arising directly or indirectly out of or in connection with his employment prior to the Termination Date, the termination of his employment with Ensco or any other matter whatsoever outstanding on the Termination Date, including but not limited to any claim relating to or arising out of any directorships or other offices with Ensco or any Affiliate or their termination (the "Specified Matters"); and

(b) any claim which the Executive may otherwise have for: breach of contract (including wrongful dismissal); unfair dismissal; detrimental treatment or dismissal relating to a protected disclosure; redundancy; unlawful deduction from wages; holiday pay; equal pay; unlawful discrimination, harassment or victimisation on grounds of age, disability (including discrimination arising from disability and failure to make reasonable adjustments), gender reassignment, marriage and civil partnership, race, religion or belief, sex or sexual orientation; personal injury; and any breach of (a) the right to be accompanied under the Employment Relations Act 1999; (b) the Employment Rights Act 1996 (or any regulations made under that Act); (c) the Trade Union and Labour Relations (Consolidation) Act 1992; (d) the Working Time Regulations 1998; (e) the National Minimum Wage Act 1998; (f) the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000; (g) the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002; (h) the Information and Consultation of Employees Regulations 2004; (i) the Transnational Information and Consultation of Employees Regulations 1999; (j) the Protection from Harassment Act 1997; (k) the Data Protection Act 1998; (l) the Occupational and Personal Pension Scheme (Consultation by Employers and Miscellaneous Amendment) Regulations 2006; (m) the Pensions Act 2008; and (n) the General Data Protection Regulation (Regulation (EU) 2016/679) and any legislation, order or regulation implementing such regulation (including the Data Protection Act 2018) (the "Specified Claims").

© The waiver in Section 8 shall not apply to the following: (a) any claims by the Executive to enforce this Agreement; (b) any claim for any latent personal injury attributable to Executive’s employment with Ensco of which the Executive is unaware, and of which he could not reasonably be expected to be aware, as at the date of this Agreement; (c) any claim in respect of any accrued pension rights which the Executive may have relating to his employment with Ensco.

9. Second Separation Agreement

9.1. Ensco and Executive shall, within 14 days of the Termination Date, execute an agreement in the form in Appendix 2 to this Agreement (the “Second Separation Agreement”). The Adviser will sign and deliver to the Ensco General Counsel a certificate in the form in Appendix A to the Second Separation Agreement.
9.2. This Section 9 does not limit the generality of the settlement and waiver at Sections 8 and 11 or their application to claims not known to the parties at the date of this Agreement and the parties agree that the terms of this Agreement will become binding with effect from the date of this Agreement and will remain binding irrespective of compliance with Section 9.1 provided that, for the avoidance of doubt, Ensco’s obligations under Sections 2.3, and Sections A-1, A-2, and A-3 of Annex A to this Agreement are conditional upon Executive and the Adviser complying with this Section 9.

10. Warranties

10.1 Executive warrants, undertakes and represents to Ensco that:

(a) having taken independent legal advice from the Adviser, he has notified Ensco in writing of all and any actual or potential claims (whether at the date of this Agreement or in the future) he may have against Ensco or any of its Affiliates or any of their employees, officers or shareholders and he has no other complaints whatsoever against Ensco in relation to the Specified Matters including, without limitation, the Specified Claims;

(b) he shall not continue, institute or commence any claims, actions or proceedings before any court or Employment Tribunal whatsoever arising out of or in connection with his employment with Ensco or its termination or otherwise, and he undertakes that neither he nor anyone acting on his behalf will present or issue such a claim;

(c) except with regard to any matter of which Ensco is already aware, as at the date of this Agreement he has not committed any act or made any omission which might amount to a repudiatory breach of his terms and conditions of employment (or which would be a breach of this Agreement, if it happened after the date of this Agreement) and that there are no circumstances which would entitle Ensco to terminate his employment without notice; and

(d) as at the date of this Agreement he has not received nor accepted any offer of employment, consultancy, directorship or otherwise where he is directly or indirectly remunerated for his services.

10.2 Executive acknowledges that Ensco has entered into this Agreement in reliance on the warranties, undertakings and representations above.

11. Compliance with Statutory Requirements

11.1. Executive confirms that he has taken independent legal advice as to the terms and effect of this Agreement from the Adviser, who is a solicitor of the Senior Courts of England and Wales holding a current practising certificate and in respect of whom there is currently in force a policy of insurance covering the risk of a claim in relation to the advice given to Executive. Executive understands that by entering into this Agreement he will not be able to bring or pursue any claim in any court or Employment Tribunal against Ensco or any Affiliate arising from his employment with Ensco or its termination including, without limitation, the Specified Claims.

11.2 The Parties agree that the conditions regulating settlement agreements under the following provisions have been satisfied:

(a) section 203(3) of the Employment Rights Act 1996;

(b) section 147(3) of the Equality Act 2010;

(c) section 14 of the Employment Relations Act 1999;

(d) section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992;

(e) regulation 35(3) of the Working Time Regulations 1998;

(f) section 49(4) of the National Minimum Wage Act 1998;

(g) regulation 9 of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

(h) regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

(i) regulations 39 and 40 of the Information and Consultation of Employees Regulations 2004;

(j) regulations 40 and 41 of the Transnational Information and Consultation of Employees Regulations 1999;

(k) paragraphs 12 and 13 of the schedule to the Occupational and Personal Pension Scheme (Consultation by Employers and Miscellaneous Amendment) Regulations 2006; and

(l) section 58(5) of the Pensions Act 2008.

12. Co-Operation. After the Termination Date, Executive shall take such actions which Ensco may reasonably request to effect the transition of the projects being worked on by Executive at the Termination Date. Executive agrees to make himself reasonably available with respect to, and to reasonably cooperate in conjunction with, any litigation or investigation arising from events that occurred during Executive’s employment with Ensco (whether such litigation or investigation is then pending or subsequently initiated) involving Ensco, including (but not limited to) providing testimony and preparing to provide testimony if so requested by Ensco. Ensco will reimburse the Executive’s reasonable expenses properly incurred and evidenced and incurred wholly in connection with the performance of his obligations under this Section, and will pay a reasonable fee (in an amount determined by Ensco) in consideration of his time in complying with this Section.

ANNEX A

A.Severance Benefits. Without prejudice to Section 3 of the Agreement, Executive shall receive the following Severance Benefits:

1.Cash Severance. By way of compensation for the termination of his employment but without any admission of liability, the following cash payments shall be paid, subject to any necessary deductions for income tax and social security contributions, by electronic transfer to the account nominated by Executive for payroll purposes and in two separate installments. This includes Executive's entitlement to statutory redundancy pay, the calculation of which is available on request.
a.USD $643,576 (subject to deduction of income tax and National Insurance contributions) no later than fourteen (14) days after the Continued Payroll Date, subject to receipt by the Ensco General Counsel of: (i) a copy of this Agreement (including this Annex A) signed by Executive, together with the Adviser's certificate in Appendix 1 to this Agreement signed by the Adviser; and

b.USD $13,485 (subject to deduction of income tax and National Insurance contributions) no later than fourteen (14) days after the later of: (i) the Termination Date; and (ii) receipt by the Ensco General Counsel of: (a) a copy of this Agreement (including this Annex A) signed by Executive, together with the Adviser's certificate in Appendix 1 to this Agreement signed by the Adviser; and (b) a copy of the Second Separation Agreement referred to in Section 9 of this Agreement signed by Executive together with the Second Adviser’s certificate referred to in Section 9 of this Agreement signed by the Adviser.

2.Pro-Rata Cash Bonus. A cash amount, payable on the date in March 2020 when such bonus amounts relating to the 2019 calendar year are otherwise payable to similarly situated employees of Ensco, equal to Executive’s bonus under the Ensco Cash Incentive Plan based on the actual achievement of applicable performance metrics and prorated by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year that Executive was employed by Ensco up to [and including] the Effective Date and the denominator of which is 365. Any bonus paid shall be paid subject to any necessary deductions for income tax and social security contributions and Executive waives any further rights to any bonus payment under the Ensco Cash Incentive Plan. For the avoidance of doubt, Executive shall not be entitled to bonus relating the 2020 calendar year.

3.Equity Award Acceleration. With regard to equity-based awards (whether to be settled in cash or shares) held by Executive on the Termination Date under any equity or long-term incentive plans of Ensco or an Affiliate (“Awards”), Ensco will procure that:

a.Restricted Share Awards and Restricted Share Units (Other Than Performance Unit Awards):

a) With regard to Awards granted during calendar years 2017 and 2018, 100% of the Award shall accelerate and settle and/or have restrictions lifted no later than the 30th day following the Termination Date.

b) With regard to Awards granted during calendar year 2019, a prorated portion of the Award shall accelerate and settle (as applicable) no later than the 30th day following the Termination Date, determined by multiplying (x) 100% of the Award by (y) a fraction, the numerator of which is the number of months of Executive’s continuous service since the date of grant of the Award until the Effective Date and the denominator of which is the number of months in the vesting period of the Award.

b. Performance Unit Awards:

a) With regard to Awards that are performance unit awards units granted during calendar years 2017 and 2018, a percentage equal to 100% of such Award shall vest and settle (in cash) no later than the 30th day following the Termination Date, (assuming achievement of applicable performance metrics at target).

b) With regard to Awards that are performance unit awards granted during calendar year 2019, a prorated portion of such award shall vest and settle (in cash) no later than the 30th day following the Termination Date, determined by multiplying (x) the portion of such Award that would vest and settle assuming achievement of applicable performance metrics at target by (y) a fraction, the numerator of which is the number of months of your continuous service since the date of grant of the Award until the Effective Date and the denominator of which is 36.

Executive hereby waives all rights to any further payments or awards under such plans. Any payment of cash or transfer of shares shall be settled subject to any provisions set forth in the applicable plan rules for the withholding or satisfaction of any liability to income tax and social security contributions or, if not otherwise stated, by the withholding of any part of a cash payment/sale of shares on Executive’s behalf sufficient to settle any such liability to income tax and social security contributions.

B. Restrictive Covenants

1.In consideration for payment of £100 (subject to deduction of income tax and National Insurance contributions), the Executive represents to, and covenants with or in favor of Ensco and any Affiliate, Executive’s compliance with (a) any post-termination restrictive agreements, policies or covenants that apply to, or cover, Executive, including, without limitation, those regarding Confidential Information (as defined below), return of Company property and non-disparagement, as set forth in Sections B-2, B-3 and B-4 hereof, (b) all of Ensco’s policies, standards and procedures covering Executive as an employee, officer or director of Ensco or any Affiliate, and (c) Section C of this Annex A.

2.Confidentiality

(a) During the course of Executive’s employment with Ensco, Ensco has or will (1) disclose or entrust to Executive, and provide Executive with access to, Confidential Information, (2) place Executive in a position to develop business goodwill belonging to

Ensco, and (3) disclose or entrust to Executive business opportunities to be developed for Ensco.

(b) Executive acknowledges that Confidential Information has been and will be developed or acquired by Ensco through the expenditure of substantial time, effort and money and provides Ensco with an advantage over competitors who do not know or use the Confidential Information. Executive further acknowledges and agrees that the nature of the Confidential Information obtained during his employment would make it difficult, if not impossible, for Executive to perform in a similar capacity for a business competitive with Ensco without disclosing or utilizing Confidential Information.

(c) During and following Executive’s employment by Ensco, Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any Confidential Information, except to the extent necessary to carry out his duties on behalf of Ensco. Subject to Section B-5 of this Annex A below, and only insofar as Executive is permitted to do so (if such compulsion has been requested by any regulatory or governmental authority or body), Executive agrees to give Ensco notice of any and all attempts to compel disclosure of any Confidential Information within one (1) business day of being informed that such disclosure is being, or will be, compelled. Such written notice shall include a description of the Confidential Information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the Confidential Information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure. For the avoidance of doubt, the provisions of this subsection shall not apply to (a) any disclosure or use authorized by Ensco or required by applicable law and (b) any information that is or becomes generally available to the public (other than as a result of Executive’s unauthorized disclosure).

(d) This confidentiality covenant shall be in addition to, and not limit or restrict in any way, any other confidentiality agreement or other post-employment covenant between Executive and Ensco.

(e) “Confidential Information” means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of Ensco or any of its Affiliates for the time being confidential to Ensco or its affiliates, and trade secrets including, without limitation, technical data and know-how relating to the business of Ensco or any Affiliate or any of their business contacts, including in particular (by way of illustration only and without limitation): (i) information relating to the business of exploring, acquiring, developing, exploiting and disposing of oil and natural gas resources (regardless of when conceived, made, developed or acquired); (ii) information relating to the business or prospective business, current or projected plans or internal affairs of Ensco or any Affiliate; (iii) information relating to the current or prospective marketing or sales of any products or services of Ensco or any Affiliate, including non-public lists of customers' and suppliers' names, addresses and contacts; sales targets and statistics; market share and pricing information; marketing surveys; research and reports; non-public advertising and promotional material; strategies; and financial and sales data; (iv) information relating to any actual or prospective business strategies of Ensco or any Affiliate; (v) information relating to any actual acquisitions, investments or corporate opportunities or prospective acquisition, investment targets or corporate opportunity; (vi) know-how, trade secrets, unpublished information relating to Ensco or any Affiliate’s intellectual property and to the creation, production or supply of any products or services of Ensco or any Affiliate; (vii) information to which Ensco or any Affiliate owes an obligation of confidence to a third party (including, without limitation, customers, clients, suppliers, partners, joint venturers and professional advisors of Ensco or any Affiliate); and (viii) other commercial, financial or technical information relating to the business or prospective business of Ensco or any Affiliate, or to any past, current or prospective client, customer, supplier, licensee, officer or employee, agent of Ensco or any Affiliate, or any member or person interested in the share capital or assets of Ensco or any Affiliate, and any other person to whom Ensco or any Affiliate may provide or from whom they may receive information which is confidential or commercially sensitive and is not in the public domain (whether marked confidential or not).

3. Executive confirms that all writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, computers, mobile phones, components, manuals, parts, keys, tools, and the like, and any other property in Executive’s custody, possession or control that have been obtained by, prepared by, or provided to, Executive by Ensco or any Affiliate in the course or scope of his employment with Ensco (or any Affiliate) shall be and remains the exclusive property of Ensco (or any Affiliate, as applicable), shall not be copied and/or removed from the premises of Ensco or any Affiliate, except in pursuit of the business of Ensco or any Affiliate, and shall be delivered to Ensco or any Affiliate, as applicable, without Executive retaining any copies or electronic versions, by the Termination Date.

4. To the extent permissible by law or regulatory requirements and to the extent such information is not in the public domain, Executive and Ensco agree to keep the circumstances leading to the termination of the Executive’s employment and the terms (but not the existence) of this Agreement entirely confidential.

5. Executive shall refrain from, either orally or in writing, any criticisms or disparaging comments about Ensco, any Affiliate or any of their directors, officers or employees, or in any way relating to his employment or separation from employment with Ensco. Executive further agrees that he will not take any action which could reasonably be expected to damage the reputation or be detrimental to or otherwise critical of Ensco or any Affiliate or any of their directors, officers or employees. Ensco shall, with effect from the Termination Date, use reasonable endeavors to instruct the executive officers and/or directors of Ensco and Ensco plc to refrain (subject to any legal or regulatory requirements) from any criticisms or disparaging comments (whether orally or in writing) about Executive or in any way relating to his employment or separation from employment with Ensco (or any Affiliate).

6. The restrictions contained in this Section B of this Annex A will not apply to Executive:

(a) making a disclosure in relation to which he receives specific prior consent from Ensco in accordance with Section B-7 of this Annex A such consent not to be unreasonably refused or delayed;

(b) making a protected disclosure within the meaning of Part IVA of the Employment Rights Act 1996. For the avoidance of doubt and as a non-exhaustive summary only, a disclosure is protected for these purposes if:

i the Executive has a reasonable belief that the disclosure is made in the public interest and the relevant information disclosed indicates there is, has been, or is likely to be, a criminal offence, a breach of a legal obligation, a miscarriage of justice, danger to the health and safety of an individual or damage to the environment – or that any such matter has been or is likely to be deliberately concealed; and

ii the disclosure is made to an appropriate body, including but not limited to a regulator or legal adviser;

(c) reporting an offence to a law enforcement agency;

(d) co-operating with a criminal investigation or prosecution;

(e) complying with an order of a court or tribunal of competent jurisdiction;

(f) disclosing information for the purpose of seeking legal, medical or professional advice (provided that those professional advisers are and remain subject to a duty of confidentiality as regards that disclosure);

(g) disclosing information to the relevant tax authorities in respect of Executive’s personal tax affairs;

(h) disclosing information which is in or has come into the public domain other than through an unauthorised disclosure by the Executive;

(i) in respect of the facts leading up to termination or the terms of this Agreement only, disclosing information to the Executive’s spouse, civil partner or partner (provided that they agree to keep the information confidential);

(j) in respect of the facts leading up to termination or the terms of this Agreement only, disclosing information to the Executive’s recruitment consultant or a prospective employer to the extent necessary to discuss his employment history; or

(k) making any disclosures which are required by law or regulatory requirements.

7. If Executive has any queries in relation to Section B-6 of this Annex A, or in order to seek consent for the purposes of Section B-6(a), these should be directed to the General Counsel of Ensco.

C. Intellectual Property

1.The Parties are aware that Executive may create or have created or make or made Company Works, Company Inventions and Company IPR, during the course of his employment and duties with Ensco and that all Company Works, Company Inventions and Company IPR were vested in and owned by Ensco immediately upon their creation.

2. To the extent that such rights did not or do not vest immediately in Ensco:

a.Executive hereby agrees to assign to Ensco all of Executive’s right, title and interest in the Company Works, Company Inventions and Company IPR free of charge subject to the Patents Act 1977; and
b.Executive hereby assigns to Ensco all future copyright, database rights and rights in designs in the Company Works and Company Inventions.

3. Executive shall promptly disclose to Ensco full details of any Company Works, Company Inventions and Company IPR and shall render all possible assistance to Ensco both in obtaining and in maintaining such Company IPR and shall forthwith and from time to time, at the request and expense of Ensco, do all things and execute all documents necessary or desirable to give effect to the provisions of this Section C of Annex A.

4. Executive shall not either before or after the Termination Date (unless the same shall have become public knowledge) make public or disclose any Company Works or Company Inventions or give any information in respect of it except to Ensco or as Ensco may direct.

5. Executive hereby irrevocably and unconditionally waives, in favour of Ensco, its licensees and successors in title any and all moral rights conferred on Executive by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 in relation to all Company Works (existing or future).

6. In this Section C, the following terms have the following meanings:

“Company Invention”	means any invention, development, discovery, idea, improvement, process or innovation whether patentable or capable of registration or not and whether or not recorded in any medium, made wholly or partially by Executive alone or with others (except only those which are made by Executive wholly outside the course of his employment);
“Company IPR”	means all Intellectual Property Rights created by Executive alone or with others (except only those Intellectual Property Rights which are created by the Executive wholly outside the course of his employment) including but not limited to all Intellectual Property Rights subsisting from time to time in any Company Invention or Company Works;
“Company Works”	means all works and materials including but not limited to documents, designs, drawings, photos, graphics, papers, records, reports, software, typographical arrangements get-up, and trade names, authored, originated, conceived, written or made wholly or partially by Executive alone or with others (except only those which are authored, originated, conceived, written or made by Executive wholly outside the course of his employment); and
“Intellectual Property Rights”	means any and all intellectual property rights including without limitation patents, know-how, trade marks, rights in designs, trade or business names, copyrights, database rights and topography rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

D. Miscellaneous.

1.This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

2. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

3. This Agreement may be executed by faxed or emailed copies.

4. Notwithstanding that this Agreement is marked "without prejudice" and "subject to contract" it shall when signed by all Parties become binding and open.

5. This Agreement shall be governed by and construed under English law and each of the parties hereby irrevocably agrees for the exclusive benefit of Ensco that the Courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

6. This Agreement may be amended or modified only by a written instrument identified as an amendment hereto that is executed by both Parties.

7. This Agreement sets forth the entire agreement of the Parties and fully supersedes and replaces any and all prior agreements, promises, representations, or understandings, written or oral, between Ensco (and any Affiliate) and the Executive that relates to the subject matter of this Agreement, other than any terms of employment of the Executive that are expressed to survive termination and have not been terminated by this Agreement. Executive acknowledges that in executing this Agreement, Executive does not rely, and has not relied, upon any oral or written representation, promise or inducement by Ensco and/or any Affiliate or any of their officers, shareholders or employees, except as expressly contained in this Agreement.

8. A Party’s waiver of any breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any later breach of the same or any other provision hereof by such Party.

9. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid, or unenforceable provision has not been included herein.

10. Wherever appropriate to the intention of the parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.

11. In accordance with the Contracts (Rights of Third Parties) Act 1999, only Executive, Ensco and its Affiliates and any director, officer, employee or shareholder thereof may enforce this Agreement (and, in particular, Ensco plc shall be entitled to enforce Section 3.4). The consent of only the Parties is required for the variation or termination of this Agreement, even if that variation or termination affects the benefits conferred on any third party.

SIGNED	/s/ Jon Baksht
for and on behalf of
Ensco Global Resources Limited

SIGNED	/s/ Steve Brady
Steve Brady